Contact:     Dennis Lakomy                         Release Date: Immediate
             Chief Financial Officer
                  (708) 757-2803


              CFC INTERNATIONAL, INC. ANNOUNCES THAT IT HAS SIGNED
                        A LETTER OF INTENT TO BE ACQUIRED
                     AND REPORTS 2005 FIRST QUARTER RESULTS


|X| Net income increased to $1.5 million for the first quarter of 2005, up 30.0% from $1.2 million as compared to the same period last year.

|X| Fully diluted earnings per share increased 26.9% to $0.33 for the first quarter of 2005, versus $0.26 for the first quarter in 2004.

|X| Record first quarter sales of $23.0 million, up 10.4% over $20.8 million in 2004.


     Chicago Heights, Illinois, May 3, 2005 - Worldwide holographic and specialty coated film manufacturer, CFC International, Inc. (Nasdaq: CFCI) announced today that it has entered into a letter of intent to merge the Company with an affiliate of Audax Group, a private equity firm, for an enterprise value of $109.4 million, which equates to an expected share price range for this transaction between $19.50 and $20.00 per share. The proposed transaction is subject to a number of conditions, including completion of due diligence and the negotiation and execution of a definitive agreement, and there can be no assurance that a transaction will be completed. The Company expects the transaction, if completed, to close during the third quarter of 2005.

     The Company further reports that net income and diluted earnings per share for the first quarter of 2005 increased 30.0 percent to $1.5 million, or $0.33 cents per share on a fully diluted basis compared to $1.2 million or $0.26 cents per share on a fully diluted based for the first quarter of 2004. This increase in net income was primarily due to higher sales and improved productivity.

     First quarter sales increased 10.4 percent to $23.0 million compared to $20.8 million in the first quarter of 2004. The increase in first quarter sales of 2005 was primarily due to strong printed products sales, which increased 12.1 percent, and robust pharmaceutical and security product sales, which increased
24.2 percent and 21.4 percent respectively, over the same period sales in 2004. In addition, sales were favorably affected by the continued strength of the Euro by approximately $332,000.

                                    -- more -

                                     -- 2 -




     "This was another solid quarter for CFC, and we are excited with the number of opportunities that are in front of us in the next several quarters," said Greg Jehlik, CFC's President and Chief Executive Officer. "Our financial results for the quarter reflect the strengths of our worldwide employees being aligned with our business objectives, and our ability to serve a diversified marketplace with solutions." Jehlik further stated that, "We continue to invest in generating cost-effective and value-added solutions for our customers that will position CFC for long-term growth."

     Based upon the Company's results and the current economic outlook, the Company anticipates meeting its previously stated net income of $1.10 - $1.15 per share on a fully diluted basis for calendar year 2005, utilizing a 35.4% tax rate.

Recent Developments

     The company reports that the first embosser in the Chicago Heights, Illinois facility has been successfully installed and had its first production run the week of February 21, 2005.

     The embosser for Europe arrived in Europe on April 15, 2005 and the Company expects this embosser to be on schedule and on line during the second quarter of 2005.

     Headquartered in Chicago Heights, Illinois, CFC International is a market leader in the design, manufacture and marketing of holographics and specialty functional coatings that add value to a wide variety of industrial and consumer products. The Company operates facilities in Chicago Heights and Countryside, Illinois; London, England; and Goppingen, Germany.

     A condensed consolidated balance sheet and statement of operations is attached.



                                      # # #

                                     -- 3 --




     Statements made in this press release, including those relating to expectations of future sales, net income and operating costs reductions, estimated availability of additional equipment, estimations of the market size for certain of the company's products or the company's share of those markets and expectations of increased sales attributable to various product lines, are forward looking and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, continued unfavorable economic conditions may impact market growth trends or otherwise impact the demand for the company's products and services; competition from existing and new competitors and producers of alternative products will impact the company's ability to penetrate or expand its presence in new or growing markets; uncertainties relating to the company's ability to develop and distribute new proprietary products to respond to market needs in a timely manner may impact the company's ability to exploit new or growing markets; the company's ability to successfully identify and implement productivity improvements and cost reduction initiatives may impact profitability; and risks inherent in international operations, including possible economic, political or monetary instability, may impact the level and profitability of the company's foreign sales. In addition to the factors set forth in this release, the economic, competitive, governmental, technological and other factors identified in the company's filings with the Securities and Exchange Commission, could affect the forward looking statements contained in this press release. We have no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of anticipated events.

     You may access additional information, including our filings with the Securities and Exchange Commission and previous press releases by visiting CFC International's Internet homepage at www.cfcintl.com.

CFC INTERNATIONAL, INC.
Consolidated Statements of Income
-------------------------------------------------------------------------------
                                                          1st           1st
(In Thousands, Except Earnings Per Share and            Quarter       Quarter
Operating Income Percentage)                             2005           2004
-------------------------------------------------------------------------------

Net sales                                              $22,989         $20,824
                                                       -------         -------
Cost of goods sold (excluding
  depreciation and amortization shown below)            14,403          13,024
Operating expenses                                       4,627           4,434
Depreciation and amortization                            1,174           1,339
                                                       -------         -------
Operating income                                         2,785           2,027
   Operating income %                                     12.1%            9.7%
Interest expense                                           279             299
Interest income                                             (5)             (1)
(Gain) loss on interest rate swap                          (65)             67
Other income (rental income)                               (33)            (28)
Foreign currency exchange loss                             277              25
                                                       -------         -------
Income before income taxes                               2,332           1,665

Provision for income taxes                                 832             511
                                                       -------         -------
Net income                                              $1,500          $1,154
                                                       =======         =======

Diluted Weighted Average Number of Shares Outstanding    4,613           4,493
Diluted Earnings Per Share                               $0.33           $0.26
Adjusted Earnings Before Interest, Taxes, Depreciation
  and Amortization (Note 1)                             $3,959          $3,366

------------------------------------------------------------------------
                                                    1st         1st
(In Thousands)                                    Quarter     Quarter
                                                    2005        2004
------------------------------------------------------------------------
International Net Sales                             $10,629      $9,969
International Net Sales                               46.2%       47.9%

NOTE 1: The Company believes earnings before interest expense, income taxes, depreciation and amortization (adjusted EBITDA) is an useful measurement for its business because management understands that such information is considered by certain investors as an additional basis on which to evaluate the Company's ability to pay interest, repay debt and make capital expenditures. Adjusted EBITDA should not necessarily be considered as an alternative to net income or cash flows from operating activities which are determined in accordance with Generally Accepted Accounting Principles as an indicator of operating performance or as a measure of liquidity. The table following reconciles net income to adjusted EBITDA as defined:

------------------------------------------------------------------------
                                                    1st         1st
(In Thousands)                                    Quarter     Quarter
                                                    2005        2004
------------------------------------------------------------------------
Net income                                          $1,500      $1,154
Add back (subtract):
Income taxes                                           832         511
Interest expense                                       279         299
Interest income                                         (5)         (1)
Depreciation and amortization                        1,174       1,339
(Gain) loss on interest rate swap                      (65)         67
Other income (rental income)                           (33)        (28)
Foreign currency exchange loss                         277          25
                                                    -------     -------
Adjusted EBITDA                                     $3,959      $3,366
                                                    ========    =======

                             CFC INTERNATIONAL, INC.
                         CONSOLIDATED BALANCE SHEETS AT
                      MARCH 31, 2005 AND DECEMBER 31, 2004


                                                       March 31,    December 31,
                                                         2005           2004
                                                         ----           ----

ASSETS
Cash and cash equivalents ........................    $ 3,084,131    $ 4,554,699
Restricted cash ..................................        306,380        306,271
Accounts receivable, less allowance
  for doubtful accounts ..........................     13,211,049     12,547,380
Inventories ......................................     17,815,114     17,709,138
Other current assets .............................      1,540,710      1,389,790
                                                      -----------    -----------
    Total current assets .........................     35,957,384     36,507,278
                                                      -----------    -----------
Property, plant and equipment, net ...............     27,730,315     28,602,311
Deferred income taxes ............................      3,517,612      3,528,686
Intangible assets, net ...........................      2,322,578      2,393,466
Other assets .....................................        269,817        266,806
Goodwill .........................................      1,029,462      1,029,462
Fair value of interest rate swap .................        104,874         39,553
                                                      -----------    -----------
Total assets .....................................    $70,932,042    $72,367,562
                                                      ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt ................    $ 5,398,488    $ 5,625,085
Accounts payable and accrued expenses ............     12,863,263     15,314,782
                                                      -----------    -----------
    Total current liabilities ....................     18,261,751     20,939,867
                                                      -----------    -----------
Deferred income taxes ............................      3,221,756      3,229,584
Fair value of interest rate swap .................           --             --
Long-term debt ...................................     15,012,665     15,698,791
                                                      -----------    -----------
    Total liabilities ............................     36,496,172     39,868,242
                                                      -----------    -----------
Stockholders' equity .............................     34,435,870     32,499,320
                                                      -----------    -----------
    Total liabilities and stockholders' equity ...    $70,932,042    $72,367,562
                                                      ===========    ===========